Exhibit 10.1

FIRST AMENDMENT TO NOMINATION AND COOPERATION AGREEMENT
This First Amendment to Nomination and Cooperation Agreement (this “Amendment”), dated as of September 17, 2026, is entered into by and among Jack in the Box Inc., a Delaware corporation (the “Company”), and GreenWood Investors, LLC (together with the entities listed on Schedule A to the Cooperation Agreement (as defined below), “GreenWood”). GreenWood and the Company are referred to herein as the “Parties.”
WHEREAS, the Company and GreenWood entered into that certain Nomination and Cooperation Agreement, dated November 3, 2025 (the “Cooperation Agreement”);
WHEREAS, the Parties desire to (i) extend the term of the Cooperation Agreement for an additional one-year period and (ii) make certain other amendments to the provisions of the Cooperation Agreement as set forth in this Amendment; and
WHEREAS, Section 11 of the Cooperation Agreement permits the Parties to amend the Cooperation Agreement by a written instrument executed by the Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Amendment to the Covered Period.
The beginning of Section 6(a) of the Cooperation Agreement is hereby amended as follows:
“(a) This Agreement shall commence on the Effective Date and remain in full force and effect until the earliest to occur of: (i) thirty (30) days prior to the deadline pursuant to the Bylaws for the submission of stockholder notices of director nominations at the Company’s 2028 annual meeting of stockholders and (ii) one hundred twenty (120) days prior to the anniversary of the date of the Company’s 2027 annual meeting of stockholders (such period, the “Covered Period”);”
The rest of Section 6(a) thereafter shall remain the same.
2. Amendment to Board Size.
Section 1(e) of the Cooperation Agreement is hereby amended and restated in its entirety as follows:
“(e) The Company agrees that the number of directors constituting the entire Board will not exceed nine (9) directors during the Covered Period without the prior written consent of GreenWood. In addition, if at any time during the Covered Period, the Board seeks to add a new director, (i) the Company agrees to notify GreenWood of such prospective director as early as practicable and to consult with GreenWood in good faith regarding such prospective director prior to his or her appointment or nomination, as applicable, and (ii) the addition of any such new director shall not result in the size of the Board exceeding the limitation set forth in the first sentence of this Section 1(e).”
3. Investor Event.

Exhibit 10.1

Section 1(h) of the Cooperation Agreement is hereby amended and restated in its entirety as follows:
“(h) In furtherance of the Company’s investor outreach program, the Company shall increase its investor communications and use its best efforts to hold an investor event no later than June 30, 2027. The Company shall consult with GreenWood in good faith regarding the scheduling and agenda of such investor event.”
4. Right to Review Investor Materials.
The Cooperation Agreement is hereby amended to add the following as new Section 1(l):
“(l) At least ten (10) days prior to the investor event referred to in Section 1(h), the Company shall provide to GreenWood copies of any presentations it intends to share at such event (such presentations, the “Investor Event Materials”) and shall consider in good faith any comments provided by GreenWood with respect thereto. In addition, during the Covered Period, the Company shall provide to GreenWood copies of any other investor presentations it intends to publish on its website (collectively, “Other Investor Presentations” and, together with the Investor Event Materials, the “Investor Materials”) prior to the public release thereof and shall consider in good faith any comments provided by GreenWood with respect thereto. In no event shall any Investor Materials include the Company’s earnings press releases or related materials. All Investor Materials shall be provided subject to, and shall constitute confidential information for all purposes of, a confidentiality agreement to be entered into by the Company and GreenWood, in a form to be reasonably agreed between the parties (the “Investor Materials Confidentiality Agreement”). GreenWood acknowledges and agrees that (i) the Investor Materials may constitute material non-public information concerning the Company, (ii) no member of the GreenWood Group shall purchase, sell or otherwise transact in any securities of the Company while in possession of such information, in each case in accordance with applicable law and the Investor Materials Confidentiality Agreement, and (iii) nothing in this Section 1(l) shall confer upon GreenWood any approval right with respect to the Investor Materials, any right to require the Company to reflect any comment therein or any right to require the Company to delay the public release thereof. The delivery of Investor Materials pursuant to this Section 1(l) shall not count against the four (4) times per year limitation set forth in Section 1(f)(ii)(B).”
5. Effect of Amendment; Ratification.
Except as expressly amended by this Amendment, the terms of the Cooperation Agreement remain unmodified and in full force and effect. The Cooperation Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.
6. References to the Cooperation Agreement.
From and after the execution of this Amendment, any reference to “this Agreement” or the “Cooperation Agreement” shall be deemed to be a reference to the Cooperation Agreement as amended by this Amendment.
7. Capitalized Terms.
Capitalized terms used but not otherwise defined in this Amendment shall have the meaning set forth in the Cooperation Agreement.

Exhibit 10.1

8. Governing Law.
THIS AMENDMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
9. Severability.
If at any time subsequent to the date hereof, any provision of this Amendment shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Amendment.
10. Counterparts.
This Amendment may be executed in one or more counterparts, including by electronic signature, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

Exhibit 10.1

IN WITNESS WHEREOF, each of the Parties hereto has executed this Amendment, or caused the same to be executed by its duly authorized representative as of the date first above written.
JACK IN THE BOX INC.
By: /s/ Sarah Super
Name: Sarah Super
Title: EVP, Chief Legal & Administrative Officer

GREENWOOD INVESTORS, LLC
By: /s/ Christopher Torino
Name: Christopher Torino
Title: Partner